Exhibit 10.29
TO:	_________ Wickliffe
RE:  Long Term Incentive Pay Plan

Dear _________:	January 1, 2004
     The Organization and Compensation Committee (“Committee”) of the Board of Directors of The Lubrizol Corporation (the “Company”) has, under The Lubrizol Corporation Executive Officer Long Term Incentive Pay Plan, granted you a target award (the “Award”). This letter explains the terms and conditions of the Award.
1. You will be eligible to receive $___in accordance with the three-year operating earnings per share performance target chart as shown in Exhibit A attached to this letter. Operating earnings is defined as total earnings excluding special items other than gains from patent litigation.
2. You will also be eligible to receive cash in an amount equal to ___share units granted under the Award times the closing price of Lubrizol stock on the date the payment of the Award is approved by the Committee. This portion of the Award will be paid in cash or, if an applicable shareholder approved stock plan is available, and in the Committee’s sole discretion, in Lubrizol shares.
3. If there is a Change of Control, as defined under the Plan, prior to the receipt of cash and/or shares under the Award, you will receive a pro-rata amount of the Award upon the Change of Control. The pro-rata amount will be determined as shown on Exhibit B attached to this letter.
4. If you retire, separate from service or die prior to the receipt of the cash and/or shares under the Award, you or your beneficiary will receive a pro-rata amount of the Award upon the end of the three-year cycle based on the number of full months which have elapsed since the date of this letter at the time or your separation from service or death.
     You may at any time specify in writing a beneficiary to receive the cash if you die before the receipt of the cash and/or shares under the Award. If the Company does not have a beneficiary election on file at the time of your death, the cash and/or shares under the Award will be paid to your spouse, or if your spouse is not living at the time of issuance, your children who are living, or if you have no living children at the time of issuance, your estate.
5. The Award is not transferable by you during your life.
6. Prior to the issuance of the cash and/or shares under this Award you will have no rights to any amounts with respect to the Award, nor will you have any rights as a shareholder of the Company. No dividends or other amounts will be allocated or paid to you with respect to the Award.

7. If there is a stock split, reverse stock split or stock dividend, the number of share units specified in Section 2, above will be increased or decreased in direct proportion to the increase or decrease in the number of outstanding Lubrizol shares by reason of the stock split or stock dividend.
8. When the cash and/or shares are distributable to you under the Award, you may be subject to income and other taxes on the date of distribution. The Company will withhold a sufficient amount from your Award to cover your income tax withholding obligation.
9. Prior to the distribution of cash and/or shares under the Award, the Committee has the right in its sole discretion to increase or decrease the amount of this Award.
10. The Committee has conclusive authority, subject to the express provisions of the Plan, as in effect from time to time, and this Award, to interpret this Award and the Plan, and to establish, amend and rescind rules and regulations for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Award in the manner and to the extent it deems expedient to carry the Plan into effect, and it is the sole and final judge of such expediency. The Board of Directors of the Company may from time to time grant to the Committee such further powers and authority as the Board determines to be necessary or desirable.
11. Notwithstanding any other provision of this Award, your Award will be subject to all of the provisions of the Plan in force from time to time.

THE LUBRIZOL CORPORATION

By

W. G. Bares Chief Executive Officer

Three-Year (2004-2006) EPS Performance Target Chart

Three-year
	Compound			Restricted	Restricted	Total
	Growth Rate	Payout	Cash Award	Shares	Share Value	Payout
Cliff
Target
200%
300%

EXHIBIT B
Determination of Pro-Rata Amount Upon a Change of Control Under Section 3
     Pursuant to the terms of Section 3, the pro-rata amount of the Award upon a Change of Control will be determined as follows:
1. No payout if 12 months has not elapsed since the date of this letter.
2. If more than 12 months has elapsed since the date of this letter:
(a)	Determine the growth rate in operating EPS for each full year that has elapsed in the 3-year period as of the date of the Change of Control,

(b)	The 3-year cumulative operating EPS growth will be imputed as either the 1-year EPS growth (if the Change of Controls occurs during the second year) or the 2-year cumulative operating EPS growth (if the Change of Control occurs during the third year).

(c)	Payout is then pro-rated based on number of full months that have elapsed since the date of this letter.

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